Exhibit 99.16 Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Website: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ISSUES $200 MILLION IN

LONG-TERM DEBENTURES

NEW YORK, February 25, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) announced the issuance of $200 million of 5.95% Debentures due February 28, 2103. The Debentures were priced at par and are callable on or after February 28, 2008. The Company expects that the Debentures will be listed for trading on the New York Stock Exchange.

The Debentures are rated Aa2 by Moody’s Investors Service, Inc. and are rated AA by Standard and Poor’s Ratings Services.

Commenting on the sale, Ambac’s Chief Financial Officer, Thomas J. Gandolfo noted, “With strong retail interest, we viewed this as an excellent opportunity to access the capital markets at very attractive rates. As we typically do with debt proceeds, we plan to use it over time to fund future growth.”

Goldman Sachs & Co. and Merrill Lynch & Co. acted as co-lead managers for the underwriting syndicate. A Prospectus relating to the offering may be obtained by faxing a request to (212) 902-9316.

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).